Sangamo BioSciences Reports Third Quarter 2010 Financial Results

Sangamo Announces Initiation of a New Phase 1 / 2 Clinical Trial in HIV/AIDS

RICHMOND, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported third quarter 2010 financial results and accomplishments.

For the third quarter ended September 30, 2010, Sangamo reported a consolidated net loss of $8.7 million, or $0.19 per share, compared to a net loss of $4.9 million, or $0.12 per share, for the same period in 2009. As of September 30, 2010, the company had cash, cash equivalents, marketable securities and interest receivable of $63.1 million.

Revenues for the third quarter of 2010 were $2.9 million, compared to $4.1 million for the same period in 2009. Third quarter 2010 revenues were generated from the Company's collaboration agreements with Sigma-Aldrich Corporation (Sigma) and Dow AgroSciences (DAS) and agreements related to protein production and research grants. The revenues recognized for the third quarter of 2010 consisted of $2.2 million in collaboration agreements and $0.7 million related to research grants, compared to $4.0 million in collaboration agreements and $51,000 related to research grants for the same period in 2009.  The decrease in collaboration agreement revenues was primarily due to the completion of the research term of our commercial license agreement with Sigma in July 2010 and to a decrease in amortized revenues associated with the commercial option fee paid by DAS in 2008.  The increase in research grant revenues was primarily due to Sangamo's portion of the Disease Team Research Award from the California Institute for Regenerative Medicine and research funding from the Michael J. Fox Foundation for Parkinson's Research.

Research and development expenses were $8.8 million for the third quarter of 2010, compared to $6.2 million for the same period in 2009. The increase in research and development expenses for the third quarter of 2010 was primarily related to our clinical trials of SB-509 for diabetic neuropathy and SB-728-T for HIV/AIDS, and personnel costs, including non-cash employee stock-based compensation.  General and administrative expenses were $2.9 million for the third quarter of 2010, compared to $2.7 million for the same period in 2009.

Total operating expenses for the third quarter of 2010 were $11.7 million, compared to $8.9 million for the same period in 2009.

Net interest and other income / (loss) was $20,000 for the third quarter of 2010, compared to $(47,000) for the same period in 2009.

Nine Months Results

For the nine months ended September 30, 2010, the consolidated net loss was $16.5 million, or $0.37 per share, compared to a consolidated net loss of $16.2 million, or $0.39 per share, for the nine months ended September 30, 2009.  Revenues were $16.1 million for the nine months of 2010, compared to $11.9 million in the same period in 2009. Total operating expenses were $32.7 million for the nine months of 2010 and $28.9 million for the same period in 2009.

Recent Highlights

  Announcement of a New Phase 1 / 2 Clinical Trial of SB-728-T in HIV/AIDS.   Based on early data from Sangamo's ongoing Phase 1 clinical trials of SB-728-T, the company will initiate a new clinical study of its zinc finger nuclease (ZFN)-based T-cell therapy in HIV-infected individuals who are not currently on antiretroviral drugs.  Further information will be provided today during Sangamo's quarterly teleconference call.  For call details see below.
  Publication of Preclinical Data in Nature Biotechnology Demonstrating Promising Stem Cell Therapeutic Strategy for HIV/AIDS. The published data demonstrate the preclinical efficacy of a human stem cell therapy for HIV based on Sangamo's proprietary ZFN technology. ZFNs were used to permanently modify the CCR5 gene in hematopoietic stem cells (HSCs), disrupting the expression of this important receptor for HIV infection and resulting in the generation of HIV resistance across a range of immune system cell types.  This approach is the basis for a promising therapeutic strategy for the treatment of HIV/AIDS.  The work was carried out by Sangamo scientists and collaborators at the Keck School of Medicine of the University of Southern California and was published (http://www.nature.com/nbt/journal/vaop/ncurrent/full/nbt.1663.html) as an Advance Online Publication.  Sangamo has two ongoing Phase 1 clinical trials to evaluate the safety and clinical efficacy of SB-728-T in subjects with HIV/AIDS, based on ZFN-mediated disruption of the CCR5 gene in CD4+ T-cells, and expects to present preliminary clinical data from these studies in the first quarter of 2011.
  Second Round of Funding Awarded by Michael J. Fox Foundation for Parkinson's Research. The $895,000 award, which will be paid over a period of two years, will support studies in non-human primates for the development of a ZFP Therapeutic® to treat Parkinson's disease.

Conference Call

Sangamo will host a conference call today, October 27, 2010 at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm.  The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the remainder of 2010.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 18839232.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 27, 2010 to midnight ET on November 3, 2010. The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively. The conference ID number for the replay is 18839232.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP Therapeutic® development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy and a Phase 2 trial in ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS and another Phase 1 trial to evaluate safety and clinical effect of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on Parkinson's disease, monogenic diseases neuropathic pain and nerve regeneration.  Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFN) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at http://www.sangamo.com/.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaborations and recognition of revenues under collaboration agreements .. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environments. These risks and uncertainties are described more fully in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Statement of Operations Data:
Revenues
Collaboration agreements	$ 2,234	$ 4,012	$ 14,643	$ 11,382
Research grants	709	51	1,473	564
Total revenues	2,943	4,063	16,116	11,946

Operating expenses:
Research and development	8,769	6,166	23,281	20,299
General and administrative	2,889	2,701	9,432	8,634
Total operating expenses	11,658	8,867	32,713	28,933
Loss from operations	(8,715)	(4,804)	(16,597)	(16,987)
Interest and other income (loss), net	20	(47)	64	793
Net loss	$ (8,695)	$ (4,851)	$ (16,533)	$ (16,194)

Basic and diluted net loss per common share	$ (0.19)	$ (0.12)	$ (0.37)	$ (0.39)

Shares used in computing basic and diluted net loss per common share	45,201	41,184	45,131	41,126

SELECTED BALANCE SHEET DATA
	September 30, 2010	December 31, 2009
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 63,126	$ 85,281
Total assets	65,889	87,439
Total stockholders' equity	61,639	71,782

CONTACT: Elizabeth Wolffe, Ph.D of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271